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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

November 14, 2001
Date of Report (Date of earliest event reported) November 14, 2001

ENCAD, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-23034 (Commission File Number)	95-3672088 (IRS Employer Identification No.)

6059 Cornerstone Court West, San Diego 92121
(Address of Principal Executive Offices) (Zip Code)

(858) 452-0882
Registrant's telephone number, including area code

(Former Name or Former Address, If Changed Since Last Report)

Item 5. Other Events.

    On November 14, 2001, we, ENCAD, Inc., Eastman Kodak Company and Kodak Acquisition Corp., a wholly owned subsidiary of Kodak, entered into an Agreement and Plan of Merger. Upon the terms and subject to the conditions in the merger agreement, Kodak Acquisition Corp, will be merged with and into us and we will survive the merger as a subsidiary of Kodak.

    The transaction, which is expected to close in the first quarter of 2002, has been approved by the corporate finance committee of Kodak and our board of directors and is subject to, among other things, the adoption of the merger agreement by our stockholders at a special meeting held for this purpose.

    Upon completion of the merger, each share of our common stock which is issued and outstanding immediately prior to completion of the merger will be converted into the right to receive $2.00 worth of Kodak common stock valued at the average of the closing sales prices for Kodak's common stock during the ten trading days ending on and including the second trading day prior to our stockholder meeting. If that trading price is less than $27 per share, Kodak may, at its option, pay the merger consideration in the form of $2.00 per share in cash. Kodak will give us notice of its election to pay cash or stock on or before the close of business on the trading day prior to our stockholder meeting.

    The description of the transaction set forth above is qualified in its entirety by reference to the merger agreement filed with this current report as Exhibit 2.1.

    On November 15, 2001, we issued a joint press release with Kodak which is attached as Exhibit 99.1.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

  (c)
  Exhibits.

2.1	Agreement and Plan of Merger, dated as of November 14, 2001, by and among Eastman Kodak Company, Kodak Acquisition Corp. and ENCAD, Inc.
99.1	Joint Press Release issued by Kodak and ENCAD on November 15, 2001 (announcing execution of the Merger Agreement).

SIGNATURES*

    Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

ENCAD, Inc. (Registrant)

November 15, 2001 Date	/s/ Todd W. Schmidt Todd W. Schmidt Vice President, Chief Financial Officer

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  Item 5. Other Events.
  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES